UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

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FORM 8-K

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CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)   October 18, 2006

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QUIPP, INC.

(Exact Name of Registrant as Specified in Charter)

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Florida	0-14870	59-2306191
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4800 NW 157th Street, Miami, Florida 33014

(Address of Principal Executive Offices) (Zip Code)

(305) 623-8700

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240. 14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry Into a Material Definitive Agreement.

On October 19, 2006, Quipp, Inc. (the “Company”) entered into an agreement with the members of the “JDL Group,” consisting of JDL Capital, LLC, a Delaware limited liability company, JDL Partners, L.P., a Delaware limited partnership (“JDL Partners”), John D. Lori and five other individuals who, together with Mr. Lori, were nominated by JDL Partners for election to the Board of Directors at the Company’s 2006 Annual Meeting of Shareholders. Under the agreement, the Company increased the size of the Board by one director, and Mr. Lori was elected to serve on the Board of Directors. The Company also agreed to nominate Mr. Lori for election to the Board of Directors at future annual meetings so that, if elected by shareholders, Mr. Lori would serve on the Board of Directors for a period of at least three years. In accordance with the agreement, Mr. Lori was also named to the Audit Committee of the Board of Directors. In addition, the Company agreed that Mr. Lori will serve on any other committee that deals with strategic alternatives, business combination or disposition transactions, debt or equity financings and similar matters.

As part of the agreement, JDL Partners has withdrawn its nomination of candidates for election to the Board of Directors. In addition, the members of the JDL Group have agreed that, until the end of a “standstill period,” the JDL Group will vote their shares of Company stock in favor of all directors nominated by the Board of Directors for election at the 2006 and subsequent annual meetings of shareholders, against any shareholder nominations that are not approved by the Board of Directors, and against any proposals that are not approved by the Board of Directors relating in any manner to Board of Directors composition, structure or election, the calling of a special meeting of shareholders, the ability of shareholders to act by written consent, or any shareholder rights plan or “poison pill.” In addition, the members of the JDL Group have agreed to certain other commitments and standstill provisions through the standstill period. Under the agreement, the standstill period will terminate upon the earlier of (i) the first anniversary of the next annual meeting of shareholders at which Mr. Lori is not elected to the Board of Directors and (ii) the first anniversary of the date on which Mr. Lori resigns as a director (subject to early termination if, among other events, the Company materially breaches certain of its commitments or obligations in the agreement).

In connection with his election as a director, and in accordance with the agreement, Mr. Lori will receive the same cash compensation and reimbursement of expenses as are payable to other non-employee directors. In addition, he will be entitled to receive equity compensation, generally on the same basis as provided to members of the Board of Directors, subject to the right of the Board of Directors to substitute comparable instruments that settle in cash.

The full text of the agreement is attached as Exhibit 99.1 to this report and is incorporated herein by reference. The foregoing description does not purport to be a complete summary of the terms of the agreement and is qualified in its entirety by reference to Exhibit 99.1.

Item 5.02

Departure of Directors of Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 19, 2006, John D. Lori was elected to the Company’s Board of Directors, pursuant to the agreement described in Item 1.01 of this report. Mr. Lori also was named to serve on the Audit Committee of the Board of Directors.

Mr. Lori has been the managing member of JDL Capital, LLC since February 2004. The principal business of JDL Capital is serving as an investment management firm and as the general partner of JDL Partners, LP, an investment limited partnership. From September 1997 to February 2004, Mr. Lori was a Managing Director – Portfolio Manager at U.S. Trust, an investment management company. Mr. Lori is 38 years old.

Item 5.03

Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On October 18, 2006, the Company amended Section 3.08 of its bylaws to enable notice of special meetings of the Board of Directors to be given by email. Section 3.08, as amended, is included in the Bylaws of the Company that are attached as Exhibit 99.2 to this report.

Item 9.01

Financial Statement and Exhibits

(d)

Exhibits

Exhibit No.	Description
99.1

Agreement, dated as of October 19, 2006, by and among the Company and JDL Capital,
LLC, JDL Partners, L.P., John D. Lori, David S. Dillmeier, Mark A. Goodman,
Sean McCarthy, Edward McCoyd and Michael McGee

99.2	Bylaws, as amended

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIPP, INC.
(Registrant)
By:	MICHAEL S. KADY
Michael S. Kady
President and Chief Executive Officer

Dated:  October 20, 2006

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